FOR IMMEDIATE RELEASE

Contact:
DOV Pharmaceutical, Inc.
(201) 968-0980
Alan Beckhard
Manager, Investor Relations and Corporate Communications

DOV Pharmaceutical, Inc. Announces Pain Expert Gerald M. Aronoff, M.D.
Will Deliver Keynote Address at Third Annual Scientific Symposium

HACKENSACK, N.J., Oct. 17, 2005 -- DOV Pharmaceutical, Inc. (NASDAQ: DOVP) announced today that at the Company’s Third Annual Scientific Symposium to be held in New York City on Oct. 28, 2005, internationally recognized pain expert Gerald M. Aronoff, M.D. will discuss the challenges and opportunities physicians face when helping patients manage various types of pain.

Dr. Aronoff’s distinguished medical career spans more than 30 years. He has held numerous key positions including president and chairman of the Board of Directors of the American Academy of Pain Medicine and member of the Board of Directors of the World Society of Pain Clinicians. He has received several awards for his work and lectures including the 2005 German Pain Award for his contributions to the field of pain medicine and the President’s Award for Lecturer of the Year from the American Academy of Disability Evaluation. He also has served as a pain consultant for U.S. Food and Drug Administration’s Arthritis Advisory Committee. Dr. Aronoff is the author or editor of seven books and has published more than 80 scientific articles on pain medicine.

Currently, Dr. Aronoff is the medical director of Carolina Pain Associates, a member of the Board of Directors of the National Pain Foundation and an adjunct associate professor at Duke University School of Medicine in Durham, N.C.

This Third Annual Scientific Symposium will provide updates on DOV’s NDA registrational package for its novel analgesic bicifadine, as well as the Company’s product candidate pipeline and ongoing preclinical and clinical drug development programs. The Symposium also will offer attendees the opportunity to discuss DOV activities and strategic plans with the Company’s senior management team.

This year’s Scientific Symposium will be held at the Grand Hyatt in New York City. DOV will host a live webcast of the Scientific Symposium on Oct. 28, 2005 from noon to 3 p.m. ET. The webcast will be accessible at http://www.dovpharm.com under Investor Relations and will remain archived on the website for 90 days.

433 Hackensack Ave.,  Hackensack, NJ  07601   (201) 968-0980;   (201) 968-0986-fax

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular, which involve alterations in neuronal processing. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, pain, anxiety and depression. Our partner Neurocrine has filed two NDAs for the use of DOV’s compound indiplon for the treatment of insomnia.

433 Hackensack Ave.,  Hackensack, NJ  07601   (201) 968-0980;   (201) 968-0986-fax